December 15, 2006

PeopleSupport, Inc.
1100 Glendon Ave., Suite 1250
Los Angeles, CA 90024

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for PeopleSupport, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of 732,255 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”).
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the establishment of the Plan. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied on such certificates without independent investigation.
     Based upon and subject to the foregoing, and the qualifications and limitations set forth below, it is our opinion that, if, as and when the Shares are issued and sold (and proper and sufficient consideration therefor received and appropriate share certificates therefor properly executed and delivered) pursuant to the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
     We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

December 15, 2006

     We express no opinion on securities issued pursuant to any other registration statement of the Company.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the shares of the Company’s Common Stock issuable under the Plan.

Respectfully submitted, /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP SHEPPARD, MULLIN, RICHTER & HAMPTON llp